Exhibit 99.1

FOR IMMEDIATE RELEASE

Benchmark Appoints Dave Valkanoff as EVP and Chief Operating Officer

Global Manufacturing Executive with Strong Track Record of Driving Operational Excellence to Lead Worldwide Manufacturing Operations

TEMPE, Ariz., July 17, 2023 - Benchmark Electronics, Inc. (NYSE: BHE), a global provider of engineering, design, and manufacturing services, today announced the appointment of David Valkanoff as the company's Executive Vice President (EVP), Chief Operating Officer (COO), effective immediately. Valkanoff will lead Benchmark's worldwide manufacturing operations in the United States, Mexico, Asia, and Europe. He will be instrumental in driving operational excellence and lean methodologies across the entire product lifecycle for its customers.

"I look forward to leveraging the diverse perspective that Dave brings to Benchmark. His extensive experience in Electronics Manufacturing Services (EMS) and precision machining, coupled with his global experience running manufacturing for a large original equipment manufacturer (OEM) like Carrier, makes him uniquely qualified to help Benchmark continue our journey to further optimize our operations and deliver for our customers," stated Jeff Benck, president and CEO at Benchmark. "With Dave's wealth of expertise, I am confident he will add tremendous value to Benchmark as we continue on our growth strategy."

With more than 30 years of global operations experience in the aerospace and defense, industrial, automotive, semiconductor, and electronics sectors, Valkanoff joins the company from Carrier Corporation, where he was the vice president of operations for its refrigeration segment. His prior experience includes executive roles at TPG, Celestica, Visteon, and Nissan, among others. While at Celestica, Valkanoff supported the communications, aerospace and defense, enterprise and cloud solutions, renewable energy, health tech, and semiconductor equipment market customers. He was also the executive sponsor of their Lean Six Sigma initiatives globally. Valkanoff holds a Master of Business Administration from Central Michigan University and a BA in Economics and Management from Albion College.

"Benchmark is a world-class engineering and manufacturing partner to some of the world's most innovative brands,” said Valkanoff. “The company’s unwavering dedication to customers, passion for innovation, and comprehensive solution offering is impressive. I am excited to join Benchmark and leverage the expertise of its talented team to propel our growth."

To learn more about Benchmark's executive team, please visit www.bench.com/leadership-team.

About Benchmark Electronics, Inc.
Benchmark provides comprehensive solutions across the entire product lifecycle by leading through its innovative technology and engineering design services, leveraging its optimized global supply chain, and delivering world-class manufacturing services in the following industries: commercial aerospace, defense, advanced computing, next-generation communications, complex industrials, medical, and semiconductor capital equipment. Benchmark operates in eight countries and its common shares trade on the New York Stock Exchange under the symbol BHE.

For More Information, Please Contact:

Alec Robertson

Brodeur Partners on behalf of Benchmark

Email: arobertson@brodeur.com

Mobile: 585-281-6399